Exhibit 99.1

For more information contact Media: Floyd LeBlanc Phone 713.207.7125 Investors: Marianne Paulsen Phone 713.207.6500

For Immediate Release	Page 1 of 2
CenterPoint Energy files unopposed settlement agreement to deploy interactive meters across entire footprint over next five years
Meters will provide consumers powerful new tool to better understand and manage electric usage
     HOUSTON – December 11, 2008 – CenterPoint Energy, Inc.’s (NYSE:CNP) electric transmission and distribution subsidiary, CenterPoint Energy Houston Electric, today filed with the Public Utility Commission of Texas (PUC) a settlement agreement, which includes a plan to deploy an advanced metering system (AMS) across its service territory over the next five years. The settlement agreement reached with PUC staff and other interested parties is subject to review and approval by the PUC. The company anticipates that it could begin installing meters as early as March 1, 2009, if the filed plan is approved by the end of 2008.
     “This new metering technology is the first step in moving the electric grid into the digital age,” said Tom Standish, Regulated Operations group president for CenterPoint Energy. “This innovative technology should encourage greater energy conservation by giving Houston-area electric consumers the ability to better monitor and manage their electric use and its cost in near real-time.”
     Initially, these meters would provide the capability for remote meter reading, eliminating the need for personnel to physically read each customer’s meter. Beginning in September 2009, functionality of these meters will be expanded to provide the ability to remotely connect and disconnect electric service, which should significantly reduce the time required for customers to have new electric service connected, and eventually reduce the time to switch Retail Electric Provides (REPs). The meters will also be able to function interactively with compatible home-area-network devices, allowing consumers to remotely operate thermostats and other electric appliances.
     CenterPoint Energy does not send electric bills to end-use consumers, but is responsible for meter reading and maintaining service reliability to more than two million electric customers in the Houston area. “We’re confident that over the long run AMS will prove beneficial to end-use consumers, retail electric providers, and as importantly, the environment – by promoting greater energy awareness and conservation,” said Standish.
     The interactive meters are expected to improve consumer awareness of their electric consumption, allowing them to be better informed about when they use energy. The meters will also enable REPs to offer new products and services to their customers, such as prepaid electric service, time-of-use rates, and other energy management services. Such new features would give customers better control over their energy costs and could

For more information contact Media: Floyd LeBlanc Phone 713.207.7125 Investors: Marianne Paulsen Phone 713.207.6500

For Immediate Release	Page 2 of 2
encourage shifting of electricity demand if the REPs offer lower, off-peak pricing, thereby helping to reduce the need to build new power plants.
     By this settlement, the company would recover the cost for the interactive meters through a monthly surcharge to all REPs over 12 years. The surcharge for each residential consumer for the first 24 months, beginning in February 2009, will be $3.24 per month; thereafter, the surcharge is scheduled to be reduced to $3.05 per month. These amounts are subject to upward or downward adjustment in future proceedings to reflect actual costs incurred and to address required changes in scope. CenterPoint Energy projects capital expenditures of approximately $640 million for the installation of the interactive meters and corresponding communication and data management systems over the five-year deployment period.
     The surcharge also includes $7.5 million to provide in-home monitors for low income customers and $5.6 million for consumer education on how to use these meters.
     CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution, competitive natural gas sales and services, interstate pipelines, and field services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Assets total over $19 billion. With about 8,600 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years. For more information, visit the Web site at www.CenterPointEnergy.com.
     This news release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements. Factors that could affect actual results include the timing and outcome of appeals from the true-up proceedings, the timing and impact of future regulatory, legislative and IRS decisions, effects of competition, weather variations, changes in CenterPoint Energy’s or its subsidiaries’ business plans, financial market conditions, the timing and extent of changes in commodity prices, particularly natural gas, the impact of unplanned facility outages, and other factors discussed in CenterPoint Energy’s and its subsidiaries’ Form 10-Ks for the period ended December 31, 2007, CenterPoint Energy’s Form 10-Qs for the period ended March 31, 2008, June 30, 2008 and September 30, 2008, and other filings with the Securities and Exchange Commission.
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